Exhibit 99.2
Unaudited Pro Forma Condensed Combined Statements of Operations
The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2006 and for the year ended December 31, 2005 are based on the historical financial statements of Applix, Inc. (“Applix”) and Temtec International B.V. (“Temtec”) and give effect to the acquisition of 100% of the outstanding common stock of Temtec by Applix on June 15, 2006 as a purchase acquisition, given the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2006 and for the year ended December 31, 2005 are presented to give effect to the acquisition of 100% of the outstanding common stock of Temtec as if it occurred on January 1, 2005. An unaudited pro forma balance sheet has not been provided, as the impact of the acquisition of Temtec is recorded in the condensed consolidated balance sheet of Applix included in the quarterly report on Form 10-Q for the quarter ended June 30, 2006.
The unaudited pro forma condensed combined statements of operations is presented for illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations of Applix that would have been reported had the acquisition been consummated as of the dates presented, and should not be taken as representative of future operating results of Applix. The pro forma adjustments are based upon available information and assumptions that Applix believes are reasonable under the circumstances. The euro-denominated condensed consolidated statements of operations for Temtec have been translated into U.S. dollars using the weighted average exchange rates of $1.23 and $1.24 for the six months ended June 30, 2006 and the year ended December 31, 2005, respectively.
Certain pro forma adjustments made to the unaudited pro forma condensed combined statements of operations has been prepared based on preliminary estimates of the fair values of assets acquired from Temtec. The impact of ongoing integration activities and adjustments to fair value of acquired net tangible and intangible assets of Temtec could cause material differences in the information presented.
The unaudited pro forma condensed combined statements of operations should be read in conjunction with the historical consolidated financial statements of Temtec included in this Current Report on Form 8-K/A and the condensed consolidated financial statements of Applix included in our Quarterly Report on Form 10-Q for the period ended June 30, 2006.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2006
(In thousands, except per share amounts)

	Historical	Historical	Pro Forma		Pro Forma
	Applix	Temtec	Adjustments		Combined
		(A)
Revenues:
Software license	$12,619	$1,095	$		$13,714
Professional services and maintenance	9,694	1,473			11,167

Total revenues	22,313	2,568			24,881

Cost of revenues	2,340	446			2,786

Gross margin	19,973	2,122			22,095

Operating expenses:
Sales and marketing	10,280	1,368			11,648
Product development	3,307	337			3,644
General and administrative	3,929	515			4,444
Amortization of acquired intangible assets	125		384	(B)	509

Total operating expenses	17,641	2,220	384		20,245

Operating income (loss)	2,332	(98)	(384)		1,850
Non-operating income (expense):
Interest and other income (expense), net	475	(20)	(274	) (C)	181

Income (loss) before taxes	2,807	(118)	(658)		2,031
Income tax provision (benefit)	335	8	(207	) (D)	136

Income (loss) from continuing operations	$2,472	$(126)	$(451)		$1,895

Income (loss) from continuing operations per share, basic and diluted:
Continuing operations, basic	$0.16				$0.12
Continuing operations, diluted	$0.15				$0.11
Weighted average number of shares outstanding:
Basic	15,105		303	(E)	15,408
Diluted	16,581		303	(E)	16,884
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2005
(In thousands, except per share amounts)

	Historical	Historical	Pro Forma		Pro Forma
	Applix	Temtec	Adjustments		Combined
		(F)
Revenues:
Software license	$19,488	$2,877	$		$22,365
Professional services and maintenance	17,490	3,080			20,570

Total revenues	36,978	5,957			42,935

Cost of revenues	4,005	1,187			5,192

Gross margin	32,973	4,770			37,743

Operating expenses:
Sales and marketing	15,337	3,947			19,284
Product development	5,269	607			5,876
General and administrative	5,095	1,066			6,161
Amortization of acquired intangible assets	250		768	(G)	1,018

Total operating expenses	25,951	5,620	768		32,339

Operating income (loss)	7,022	(850)	(768)		5,404
Non-operating income (expenses):
Interest and other income (expense), net	173	(59)	(452	) (H)	(338)

Income (loss) before taxes	7,195	(909)	(1,220)		5,066
Income tax provision (benefit)	357	(46)	(384	) (I)	(73)

Income (loss) from continuing operations	$6,838	$(863)	$(836)		$5,139

Income (loss) from continuing operations per share, basic and diluted:
Continuing operations, basic	$0.47				$0.34
Continuing operations, diluted	$0.42				$0.31
Weighted average number of shares outstanding:
Basic	14,669		330	(J)	14,999
Diluted	16,451		330	(J)	16,781
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

APPLIX, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1: Basis of Presentation and Purchase Price Allocation
     The purchase price of Applix’s acquisition of certain assets and the assumption of certain liabilities of Temtec were allocated based on the preliminary estimate of the fair value of the assets and liabilities of Temtec as of the date of acquisition. The fair value of Applix common stock issued in connection with the acquisition of Temtec was estimated at $7.57 per share. Estimated direct expenses related to the acquisition of Temtec of approximately $1.3 million for professional fees and other direct expenses were recorded on the date of acquisition and have been included in the allocation of the purchase price.
     On June 15, 2006, the Company deposited $1 million of the cash consideration and $2 million, or 264,200 shares, of the Company’s common stock into an escrow account for a total escrow amount of $3 million to secure certain indemnification, warranty and claim obligations of the Company to the former stockholders of Temtec. Subject to the provisions of the escrow agreement, one-third of the escrow amount, for which the form of consideration will be determined at the sole discretion of the sellers, will be released within 30 days after the filing of the Company’s 2006 annual financial statements, but in any event no later than May 31, 2007. Also, subject to the provisions of the escrow agreement, the remaining amount of escrow in cash and shares will be released within 30 days after the filing of the Company’s 2007 annual financial statements, but in any event no later than May 31, 2008.
     The preliminary purchase price as of the closing date is shown below (in thousands, except share amounts):

Cash	$11,455
Common stock (330,252 shares at $7.57 per share)	2,500
Direct acquisition costs	1,273

Total purchase price	$15,228

     The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess purchase price over those assigned values was recorded as goodwill. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions, and other information compiled by management, including independent valuations that utilized established valuation techniques. Goodwill recorded as a result of this acquisition is not deductible for tax purposes.
     The total preliminary purchase price as of the closing date has been allocated as follows (in thousands):

Cash and equivalents	$317
Accounts receivable, net	1,440
Prepaid expenses and other current assets	243
Property and equipment	175
Accounts payable	(536)
Accrued expenses	(516)
Deferred revenue	(1,196)
Assumed Temtec payroll-related liability	(545)
Accrued severance liability	(434)

Deferred tax liabilities		(1,836)
Amortizable intangible assets:
Existing technology	1,850
Customer relationships	3,980

Total amortizable intangible assets		5,830
Goodwill		12,286

Total purchase price allocation		$15,228

     In connection with the purchase price allocation, the Company estimated the fair value of the service obligations of the acquired maintenance contracts of Temtec, which resulted in an adjustment to reduce the deferred revenue balance assumed in purchase accounting.
     The purchase price and related allocation are preliminary and may be revised as a result of adjustments made to the purchase price, additional information regarding liabilities assumed, including contingent liabilities, and revisions of preliminary estimates of fair values made at the date of purchase, based upon final appraisals.
     Intangible assets include amounts recognized for the fair value of existing technology and customer relationships. The intangible asset relating to acquired existing technology will be amortized over its estimated useful life of 5 years. The intangible asset relating to acquired customer relationships will be amortized over its estimated useful life of 10 years.
Note 2: Pro Forma Adjustments
The unaudited pro forma condensed combined statements of operations include the adjustments necessary to give effect to the acquisition as if it had occurred on January 1, 2005. The unaudited pro forma condensed combined statements of operations reflect the allocation of the acquisition cost to the fair value of tangible and intangible assets acquired and liabilities assumed as described in Note 1. There were no intercompany balances between Applix and Temtec. No pro forma adjustments were required to conform Temtec’s accounting policies to Applix’s accounting policies.
The pro forma adjustments to the statements of operations are as follows:
(A) The euro-denominated condensed consolidated statement of operations for Temtec has been translated into U.S. dollars using the weighted average exchange rate of $1.23 for the six months ended June 30, 2006.
(B) Adjustment to record six months of amortization expense of acquired intangibles of $384,000. The pro forma adjustment includes an estimate for amortization of identifiable intangible assets with finite lives that would have been recorded during the six months ended June 30, 2006 covered by the pro forma condensed combined statements of operations relating to the acquisition of Temtec. The identifiable intangible assets are being amortized over periods ranging from 5 to 10 years.
(C) Adjustment to record six months of interest expense of $274,000 relating to the $6.5 million term loan which bears interest at prime plus 0.75%. The pro forma adjustments include an estimate of interest expense based on the historical prime rates plus 0.75% that would have been recorded during the six months ended June 30, 2006 covered by the pro forma condensed combined statements of operations relating to the $6.5 million term loan used to partially finance the acquisition of Temtec.

(D) Adjustment to record income tax impact of pro forma adjustments for the six months ended June 30, 2006 using the estimated Netherlands statutory rate of 31.5%. Actual effective tax rates may differ from pro forma rates reflected in this unaudited pro forma condensed combined financial information.
(E) Adjustment to reflect the dilutive effect of the shares of common stock issued in connection with the acquisition that would have increased the weighted average shares outstanding for the six months ended June 30, 2006 covered by the pro forma condensed combined statements of operations. The weighted average shares outstanding for historical Applix reflects approximately 27,000 shares of common stock issued in connection with the acquisition of Temtec for the six months ended June 30, 2006 based on the acquisition date of June 15, 2006.
(F) The euro-denominated condensed consolidated statement of operations for Temtec has been translated into U.S. dollars using the weighted average exchange rate of $1.24 for the year ended December 31, 2005.
(G) Adjustment to record twelve months of amortization expense of acquired intangibles of $768,000. The pro forma adjustment includes an estimate for amortization of identifiable intangible assets with finite lives that would have been recorded during the year ended December 31, 2005 covered by the pro forma condensed combined statements of operations relating to the acquisition of Temtec. The identifiable intangible assets are being amortized over periods ranging from 5 to 10 years.
(H) Adjustment to record twelve months of interest expense of $452,000 relating to the $6.5 million term loan which bears interest at prime plus 0.75%. The pro forma adjustment includes an estimate of interest expense based on the historical prime rates plus 0.75% that would have been recorded during the year ended December 31, 2005 covered by the pro forma condensed combined statements of operations relating to the $6.5 million term loan used to partially finance the acquisition of Temtec.
(I) Adjustment to record income tax impact of pro forma adjustments for the year ended December 31, 2005 using the estimated Netherlands statutory rate of 31.5%. Actual effective tax rates may differ from pro forma rates reflected in this unaudited pro forma condensed combined financial information.
(J) Adjustment to reflect the dilutive effect of the shares of common stock issued in connection with the acquisition that would have increased the weighted average shares outstanding for the year ended December 31, 2005 covered by the pro forma condensed combined statements of operations.